Exhibit 11(a)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, of our report dated June 8, 2018 relating to the balance sheet of LunaDNA, LLC as of April 23, 2018 (inception) and related notes to the balance sheet (which report includes an explanatory paragraph relating to the uncertainty of LunaDNA, LLC’s ability to continue as a going concern), and to the reference to us under the heading “Experts.”

/s/ Mayer Hoffman McCann P.C.
San Diego, California
November 5, 2018